Dec. 7, 2009	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Quast
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS RECEIVES INVESTMENT GRADE CREDIT RATING FROM STANDARD & POOR’S

DENVER – DCP Midstream Partners, LP (NYSE: DPM) (the “Partnership”) today announced that it has received an investment grade credit rating of BBB-/Stable from Standard and Poor’s (“S&P”).  In addition to the Partnership’s stand-alone credit strengths which include a sizeable portion of fee-based revenues, good geographic diversity and a multi-year commodity hedging policy, S&P indicated that the rating reflects the strong linkage to its sponsor, DCP Midstream, LLC (“DCP Midstream”), which is rated BBB/Stable by S&P.  Key analytical considerations included the Partnership’s strategic importance as the growth vehicle for the combined DCP enterprise, a business and assets that are highly integrated with those of DCP Midstream, and DCP Midstream’s demonstrated financial support.

“Achieving an investment grade rating marks a key milestone in our business plan,” said Mark A. Borer, president and chief executive officer of the Partnership.  “It speaks to the strength of our business model, asset base, and performance, as well as the strength of our sponsor, DCP Midstream, and the relationship that we have.  We believe that our investment grade positioning can be a differentiator as we continue to grow the Partnership.  The combination of our recently announced Michigan acquisition, our successful equity offering, and our investment grade rating provide a strong finish to the year and position us well for continued future success.”

On November 24, 2009 the Partnership closed a $45.1 million acquisition of fee-based natural gas gathering and treating assets in Michigan.  On the same day the Partnership also closed on an underwritten public equity offering of 2,500,000 common units representing limited partner interests.

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The Partnership is 35 percent owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.  DCP Midstream is the largest natural gas liquids producer in the U.S., one of the nation’s largest natural gas gatherers and processors, and one of the largest NGL marketers in the U.S.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane.  DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.

This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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